Exhibit 99.01

News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Senior Vice President of Operations	(415) 399-9345
(925) 456-3911

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces Third Quarter Financial Results

Revenues of $26.1 million, up 18% sequentially and up 26% year over year

LIVERMORE, CA — October 16, 2003 — FormFactor, Inc. (NASDAQ: FORM) today announced its financial results for the third quarter of fiscal year 2003, ended September 27, 2003. Quarterly revenues were $26.1 million, up 18% from $22.1 million in the second quarter of fiscal year 2003, and up 26% from $20.7 million for the same period in fiscal year 2002.

Revenues for the first nine months of fiscal year 2003 were $66.8 million, up 18% from $56.5 million in the first nine months of fiscal year 2002.

Net income for the third quarter of fiscal year 2003 was $2.5 million or $0.07 per share on a fully diluted basis, compared to $1.3 million or $0.04 per share on a pro forma fully diluted basis for the second quarter of fiscal year 2003, and $7.2 million or $0.20 per share pro forma for the same period of fiscal year 2002, which included a one time tax benefit of $0.16 per share on a pro forma fully diluted basis. Excluding such benefit, earnings per share for the third quarter of fiscal year 2003 increased by $0.03 per share on a pro forma fully diluted basis over the third quarter of fiscal year 2002.

Net income for the first nine months of fiscal year 2003 was $4.5 million or $0.12 per share on a pro forma fully diluted basis, compared to $8.8 million or $0.24 per share pro forma for the first nine months of fiscal year 2002.

Pro forma earnings per share have been adjusted for the three months ended September 28, 2002, and June 28, 2003, and for the nine months ended September 28, 2002 and September 27, 2003, assuming the initial public offering had occurred at the beginning of fiscal year 2002 and reflect the conversion to common stock of all redeemable convertible preferred stock, and the issuance of the common shares issued in the initial public offering. The Company believes the pro forma earnings per share presentation represents a meaningful alternative basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.

On a GAAP fully diluted basis, net income for the third quarter of fiscal year 2003 was $0.07 per share and requires no pro forma adjustment, net income for the second quarter of fiscal year 2003 was $0.04 per share and

$0.24 per share for the same period of fiscal year 2002. Also on a GAAP fully diluted basis, net income for the nine month period of fiscal year 2003 was $0.14 per share, compared to $0.30 per share for the first nine months of fiscal year 2002.

Operating Income for the third quarter of fiscal year 2003 was 13.5% of revenues, up from 8.8% for the second quarter of fiscal year 2003, and up from 10.1% for the third quarter of fiscal year 2002.

Bookings of $29.1 million for the third quarter of fiscal year 2003 increased 14% from $25.5 million for the second quarter of fiscal year 2003 and were up 35% from $21.6 million for the third quarter of fiscal year 2002.

Igor Khandros, President and CEO of FormFactor stated, “We continue the execution of our business plan as shown by ongoing design wins across all targeted market segments. Our technology roadmap alignment with our customers has and continues to enable our customers’ transitions to new and more advanced process technologies and device architectures. The economic benefit of our high parallelism memory products continue to drive demand for our products in the progressing 300mm DRAM conversion.”

The Company will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until October 20, 2003 at 10:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 262032.

About FormFactor:
 FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary MicroSpring interconnect technology and proprietary design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws. These statements include a number of risks and uncertainties. In addition, statements regarding design wins and bookings should not be read as predictions or projections of future performance. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and 90 nanometer technology nodes; the performance and market acceptance of the Company’s new products or technologies; the implementation of volume production of the Company’s new products; changes in semiconductor manufacturers’ test strategies, equipments or processes; and the Company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement is contained in the Company’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on Form S-1, and subsequent SEC filings made by the Company. Copies of filings made by the Company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
Pro Forma vs. GAAP Results
(in thousands, except per share data)
(Unaudited)

A reconciliation of the denominator used in calculating pro forma fully diluted earnings per share is as follows:

	Three Months Ended			Nine Months Ended

	September 28,	June 28,	September 27,	September 28,	September 27,
	2002	2003	2003	2002	2003

(in thousands, except per share amounts)	(Unaudited)

Net income	$7,210	$1,287	$2,505	$8,770	$4,491
Weighted-average shares outstanding, diluted	29,575	31,170	37,905	29,287	32,932
Adjustment to reflect the IPO shares as if they had been outstanding since the beginning of 2002	6,505	5,165	—	6,510	3,782
Pro forma weighted-average shares outstanding, diluted	36,080	36,335	37,905	35,797	36,714
Net income per share diluted as reported	$0.24	$0.04	$0.07	$0.30	$0.14
Net income per share diluted pro forma	$0.20	$0.04	$0.07	$0.24	$0.12

FORMFACTOR, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 28, 2002	September 27, 2003	September 28, 2002	September 27, 2003

	(In thousands, except per share data)
Revenues	$20,729	$26,076	$56,527	$66,839
Cost of revenues	10,259	13,213	28,540	34,482

Gross margin	10,470	12,863	27,987	32,357

Operating expenses:
Research and development	3,828	3,966	10,656	11,322
Selling, general and administrative	4,265	4,980	12,429	13,471
Stock-based compensation	283	396	750	1,100

Total operating expenses	8,376	9,342	23,835	25,893

Operating income	2,094	3,521	4,152	6,464
Interest income	182	289	570	625
Interest expense	(11)	(11)	(59)	(38)
Other income (expense), net	(86)	242	(107)	193

	85	520	404	780
Income before income taxes	2,179	4,041	4,556	7,244
Provision for income taxes	5,031	(1,536)	4,214	(2,753)

Net income	$7,210	$2,505	$8,770	$4,491

Net income per share:
Basic	$1.61	$0.07	$1.98	$0.27

Diluted	$0.24	$0.07	$0.30	$0.14

Weighted-average number of shares used in per share calculations:
Basic	4,478	34,117	4,436	16,669

Diluted	29,575	37,905	29,287	32,932

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 28,	September 27,
	2002	2003
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,786	$95,561
Short-term investments	7,557	5,523
Accounts receivable, net of allowance for doubtful accounts of $253 in 2002 and $103 in 2003 (unaudited)	11,986	15,941
Inventories, net	4,230	7,558
Deferred tax assets	2,571	2,571
Prepaid expenses and other current assets	3,463	2,628

Total current assets	56,593	129,782
Restricted cash	2,835	2,550
Property and equipment, net	16,538	18,467
Deferred tax assets	1,068	1,068
Long term investments	—	17,943
Other assets	484	444

Total assets	$77,518	$170,254

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Bank line of credit	$375	$—
Notes payable, current portion	500	—
Accounts payable	6,712	8,766
Accrued liabilities	7,677	9,337
Deferred revenue	793	1,214

Total current liabilities	16,057	19,317
Notes payable, less current portion	625	—
Deferred revenue	672	493

Total liabilities	17,354	19,810

Redeemable convertible preferred stock, $0.001 par value	64,895	—
Redeemable convertible preferred stock warrants	306	—

	65,201	—
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value	5	34
Additional paid in capital	20,064	168,698
Notes receivable from stockholders	(3,447)	(1,389)
Deferred stock-based compensation, net	(12,294)	(12,007)
Accumulated other comprehensive income	—	(18)
Accumulated deficit	(9,365)	(4,874)

Total stockholders’ equity (deficit)	(5,037)	150,444
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$77,518	$170,254